Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated June 27, 2003 relating to the financial statements of American Superconductor Corporation, which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated June 27, 2003 relating to the financial statement schedule, which appears in American Superconductor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 12, 2003